Employment Agreement

                                     between

                               Kenneth W. Freeman
                                        &
                   Corning Clinical Laboratories, Incorporated

    This EMPLOYMENT AGREEMENT (the "Agreement") is entered into between CORNING CLINICAL LABORATORIES, INC. (the "Company"), a Delaware corporation having its principal place of business at One Malcolm Avenue, Teterboro, NJ 07608, and KENNETH W. FREEMAN (the "Executive").

    WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer; and WHEREAS, the Company considers the services of the Executive to be unique and essential to the success of the Company's business; and

    WHEREAS, it is anticipated that the Company will be subject to a tax-free spin-off by Corning Incorporated ("Corning") (the "Spin-off") and the parties desire that the Executive continue as President and Chief Executive Officer of the Company following the Spin-off; and

    WHEREAS, the Company and the Executive now wish to enter into an agreement of employment that will constitute the sole and exclusive agreement relating to the employment of Executive by the Company on the terms and conditions set forth herein.

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    NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Corporation and the Executive as follows:

1. Employment: The Company shall continue to employ the Executive in a full-time capacity in the position set forth in this paragraph, and the Executive shall continue to accept such employment upon the terms and conditions set forth herein. Such employment shall be in the capacity of President and Chief Executive Officer of the Company, and as a Director and Chairman of the Board of Directors of the Company, reporting directly to the Board. The Company shall nominate the Executive as a Director of the Company and shall use its best efforts to have the Executive elected and re-elected to the Board for the duration of the "Employment Term" (as hereinafter defined).

2. Term: Unless earlier terminated pursuant to Section (9) hereof, the term of employment under this agreement shall commence on the later of January 1, 1997 or the date upon which the Spin-off is consummated (the "Effective Date"), and shall continue through December 31, 1999 (the "Employment Term"). On or before June 1, 1999, the Company and the Executive agree to use their good faith efforts to negotiate a renewal of this Agreement (the "Renewal Agreement"), on mutually satisfactory terms and conditions. In the event that the Company and Executive are unable to agree to a Renewal Agreement, and subject to continued service by the Executive through December 31, 1999 (absent any termination by the Company without Cause, or termination by the Executive for Good Reason, or as a result of the death or disability

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

         of the Executive, in each case giving rise to payments pursuant to
         Section 12 hereof) (each individually a "Section 12 Event"), then upon the expiration of this Agreement on December 31, 1999, and in lieu of any other amounts otherwise payable to the Executive pursuant to
         Section 12 hereof, the Executive shall receive the "Non-Renewal Payment" (as hereinafter defined). "Non-Renewal Payment" shall mean (i) a lump-sum cash payment equal to two times the highest annual cash compensation paid to the Executive during the Employment Term, and (ii) reimbursed health benefits under COBRA for eighteen months for the Executive and his family following the expiration of this Agreement. Notwithstanding the foregoing, the Executive shall not be entitled to receive the Non-Renewal Payment if upon the expiration of the Employment Term (and absent any Section 12 Event) the Executive accepts an executive position at Corning on terms and conditions satisfactory to the Executive.

3. Duties: During the Employment Term, the Executive shall, subject to the supervising powers of the Board, have those powers and duties consistent with his position as Chief Executive Officer and Chairman, which powers shall in all cases include, without limitation, the power of supervision and control over, and responsibility for, the general management and operations of the Company. Executive agrees to devote substantially all his working time and attention to the business of the Company. The Executive shall not, without the prior written consent of the Company's Board of Directors, be directly or indirectly engaged in any other trade, business or occupation for compensation requiring his personal services during the Employment Term. Nothing in this agreement shall preclude the Executive from: (i) engaging in charitable and community activities or

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

         from managing his personal investments, or (ii) serving as a member of the board of directors of an unaffiliated company not in competition with the Company, subject however, in each such case of board membership, to approval by the Company's Board of Directors (not to be unreasonably withheld).

4. Place of Performance: The principal place of employment of the Executive shall be at the Company's principal executive offices in Teterboro, New Jersey, or such other location as may be agreed to by the Board and Executive.

5. Cash Compensation: Executive shall be compensated for services rendered during the Employment Term as follows:

         (a) Base Salary: Executive shall be compensated at an annual base salary of no less than $500,000 (the base salary, at the rate in effect from time to time, is hereinafter referred to as the "Base Salary"). The Company's Board of Directors shall review and may, if appropriate, at its discretion, increase this annual base salary effective the first day of any future new year during the Employment Term; provided that the Base Salary shall be increased annually to reflect ordinary salary actions generally granted to other Company executives. The Base Salary shall be payable in equal semi-monthly installments.

         (b) Variable (bonus) Pay: In addition to the Base Salary provided for in Section 5(a) above, the Company will provide annual bonus awards to Executive under its Variable Compensation (VC) program in accordance with the plan and financial performance targets as established by the Company's shareholders and/or Board of Directors. During the Employment Term, Executive's target incentive opportunity under the Company's VC

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

         program will be no less than 65% of Base Salary as in effect at the time such target incentive opportunity is established.

6. Equity/Awards: Executive may be awarded additional compensation (such as stock options or restricted stock) (collectively the "Annual Incentive Awards") pursuant to the present or any future incentive compensation or long-term compensation program established for the senior officers of the Company (collectively the "Incentive Compensation Programs"), which, in the sole judgment of the Company's Board of Directors, is appropriate for the position occupied by Executive and his performance therein; provided that no executive, consultant or individual shall receive any annual award under the Incentive Compensation Programs in excess of the annual award (if any) made to the Executive, without Executive's express written consent. Compensation granted under such plans will be subject to the actual provisions and conditions applicable to such plans.

7.       Initial Incentive Awards:

         (a) The Executive is hereby granted (i) options on 180,000 shares of common stock of the Company ("Common Stock") at an exercise price equal to the lesser of $12.50 or the fair market value of the Common Stock as of the effective date of the Spin-Off (the "Exercise Price"); and (ii) 90,000 shares of the Company's common stock (collectively the "Initial Incentive Awards"). The Initial Incentive Awards shall be subject to the general terms and conditions of the incentive plans under which they were granted subject in each case to any provisions of this Agreement providing for accelerated vesting.

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         (b) The Executive's rights with respect to certain previously granted incentive awards in Corning shall be converted into (i) options on 185,600 shares of Common Stock (representing first and second year CPP-6 stock options under Corning's long-term plan), and (ii) 55,085 shares of Common Stock (the "CCL Career Shares") (such CCL Career Shares to be subject to the vesting provisions set forth in Annex A hereto, absent accelerated vesting under the terms of this Agreement) (collectively "Converted Incentive Awards").

         (c) The final number of Initial Incentive Awards and Converted Incentive Awards granted to the Executive shall be adjusted pro rata upward or downward, as the case may be, depending on the appropriate pricing formula finally adopted with the approval of the Executive, and the extent to which the price of the Common Stock on the effective date of the Spin-off is less than or greater than $12.50 per share.

8.       Employee Benefits:

         (a) General Provisions: Except as expressly provided in this Agreement, Executive shall be eligible to participate in all employee benefit and welfare plans offered by the Company (e.g. Life Insurance, Medical & Dental Insurance, Travel, Accident, STD&LTD, Flexible Spending Accounts, Regular and Supplemental AD&D, Optional/Supplemental Life Insurance, Investment Plan - 401k, Employee Stock Purchase Plan and other personal benefit plans of the Company) on a basis which is no less favorable to the Executive than that made available to other senior officers of the Company.

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

         (b) Transferred Executive Supplemental Retirement Plan: (i) Executive will be eligible to participate in the "Transferred Executive Supplemental Retirement Plan" (the "SRP") established by the Company for certain executives of the Company, effective upon the Effective Date. Under the terms of such plan, Executive will be entitled to receive a nonqualified retirement benefit in accordance with the terms and provisions of the plan, as administered by the Company's Board of Directors, subject to the terms of this Agreement.

               (ii) Notwithstanding any terms of the SRP to the contrary, Executive shall be entitled to receive a retirement pension benefit under this Agreement (the "Company Non-Qualified Benefit") as provided for below. The Company Non-Qualified Benefit shall be an annuity commencing on the later of (i) his date of termination or (ii) the Executive's 57th birthday (the "SRP Commencement Date"), and shall be
          (1) fully equivalent in value to the pension benefits Executive would have received under the Corning non-qualified and qualified pension plans as in effect on the date of this Agreement (including all across-the-board plan improvements or benefit decreases and/or successor plans, in each case adopted after the date of this Agreement and applicable to the class of executives of which the Executive was a part while employed by Corning), (2) based on Executive's combined years of service with the Company and Corning (but in any case not less than 34 years of service), (3) computed on an unreduced basis as if Executive were a retiree, rather than on a deferred vested basis, and (4) based on all compensation earned by Executive from Corning and Company through to the SRP Commencement Date (provided that for purposes of such computation, Executive's

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

         benefit eligible compensation shall be his 1997 Base Salary and Bonus and such amount increased at 5% per annum for subsequent years); provided that if the Executive terminates his employment under this Agreement without Good Reason or the Company terminates the Executive's employment under this Agreement with Cause, then the pension benefits payable to the Executive under the SRP shall be determined based only on actual years of service and compensation through to the Termination Date.

               (iii) On or before the Effective Date, the Company shall deliver to Executive a standby letter of credit in the amount of $5.4 million, in form acceptable to Executive and his counsel and with an evergreen term of no less than eighteen (18) months, to ensure that the Company's obligation under the SRP and the Company Non-Qualified Benefit are fully funded and secured on an after-tax basis to the Executive (the "SRP LC"). As of the first day of any calendar year thereafter (the "Adjustment Date") as of which the Company's pension liability (on an after-tax basis) to Executive as computed hereunder, as determined by an actuary acceptable to Executive on or before November 1 of the preceding calendar year, has a present value that exceeds by more than $250,000 the SRP LC (on an after-tax basis), the Company shall, within 60 days of the Adjustment Date, increase the amount of the SRP LC or secure and deliver to the Executive an additional letter of credit in form acceptable to the Executive and his counsel so that, in the aggregate, the letter(s) of credit then in place are not less than the present value of such liability (on an after-tax basis).

               (iv) Immediately upon (x) the termination of Executive's employment with the Company for any reason, including, without limitation, failure to negotiate a Renewal

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

         Agreement (and other than a termination of Executive's employment by the Company for Cause or by the Executive without Good Reason), (y) failure of the Company to renew the SRP LC or increase the amount of the SRP LC or secure an additional letter of credit, as provided herein (in each case, without the consent of the Executive not to do so), or
         (z) upon the Executive's retirement, the Executive may draw on the SRP LC; it being understood that the Executive may elect to draw on the SRP LC (and any supplemental letter of credit) pursuant to subclause (y) above and continue his employment hereunder.

               (v) Amounts payable to the Executive in satisfaction of the Company Non-Qualified Benefit shall be reduced by (i) any qualified plan benefits actually received by Executive under Corning's qualified plan ("Qualified Corning Benefits") and (ii) any non-qualified benefits to the extent funded pursuant to Section III (c) of the Transition Agreement, dated as of December 18, 1996 between Corning and the Executive, and actually received by the Executive ("Section III (c) Benefits"), and any amounts realized by the Executive upon drawing upon the SRP LC (or any supplemental letter of credit) shall be adjusted to take into account such Qualified Corning Benefits and
          Section III (c) Benefits.

         (c) Relocation: The Company shall reimburse the Executive up to $10,000 per month (grossed-up for tax purposes at a rate of 45%) until the earlier of: (i) suitable housing in the New York Metropolitan area being obtained by the Executive, or (ii) June 30, 1998. lf the Executive has not utilized Corning's relocation benefits prior to the Effective Date, the Company shall extend equal benefits (to the extent the Company's

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         relocation policies are of lesser value to the Executive) for relocating the Executive and his family from the Corning, New York area to the New York City Metropolitan area. In addition, the Company will provide for an interest-free housing loan to the Executive in the amount of $400,000, all of which shall be forgiven in five (5) annual installments at each annual anniversary of this Agreement's Effective Date. Any compensation income to Executive resulting from the loan forgiveness or interest-free features of this loan will be grossed-up for tax purposes at the Executive's effective tax rate.


         (d) Vacation and Sick Leave: Executive shall be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time, provided that the Executive shall be entitled to no less than five (5) weeks of paid vacation each calendar year. Any vacation shall be at such times and for such periods as shall be mutually agreed upon between the Executive and the Company. The Executive shall be entitled to all public holidays observed by the Company.

9. Applicable Taxes: There shall be deducted from any compensation payments made under this Agreement any federal, state and local taxes or other amounts required to be withheld by any entity having jurisdiction over the matter.

10. Miscellaneous Benefits: During the Employment Term, the Company shall provide the Executive with the following additional benefits:

         (a) Business Travel and Expenses: Executive shall be reimbursed by the Company for reasonable travel and other business expenses, as approved by the Company, which are

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         incurred and accounted for in accordance with the Company's normal practices and procedures for reimbursement of expenses.

         (b) Legal Fees: The Company shall reimburse Executive for reasonable legal fees and disbursements incurred in connection with the negotiation, preparation and implementation of this Agreement (grossed up for tax purposes at a rate of 45%).

         (c) Clubs and Memberships: The Company will reimburse Executive for annual and one-time costs associated with memberships for the Executive and his family in a country club and city club (grossed-up for tax purposes at a rate of 45%).

         (d) Executive Driver: In order to ensure the accessibility and safety of the Executive during the Employment Term, the Company will reimburse Executive for the costs of an executive driver comparable to the costs presently incurred on behalf of the Executive, subject to annual COLA adjustments (grossed up for tax purposes at a rate of 45%).

         (e) Use of Aircraft: In order to ensure the accessibility and safety of the Executive during the Employment Term, the Company shall reimburse Executive for all costs associated with the Executive's use of aircraft in accordance with the Company's policies, whether for business purposes or for personal reasons, whether the aircraft is being chartered or is Company-owned. Any payments under this provision which are to be treated as taxable compensation to the Executive (in accordance with IRS rules and regulations) will be grossed-up for tax purposes at a rate of 45%.

         (f) Automobile Expenses: The Company will provide Executive with a gross automobile allowance of $1,070 per month (or other greater monthly amount as is

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         provided to other senior executives of the Company) in accordance with the provisions of the Company's auto allowance program.

         (g) Financial Counseling and Legal Services: The Company shall reimburse the Executive for financial counseling, tax preparation and legal services (grossed-up for tax purposes at a rate of 45%) in an annual amount comparable to that paid on behalf of similarly situated senior executives, but in no event less than $25,000/year.

         (h) Non-Exclusivity: Nothing in this Agreement shall prevent the Executive from being entitled to receive any additional compensation or benefits as approved by the Company's Board of Directors.

11. Termination of Employment: Notwithstanding any other provisions of this Agreement to the contrary, the employment of the Executive pursuant to this Agreement may be terminated as follows:

         (a) Termination by the Company For Cause: Executive may be terminated for "Cause" by the Company as provided below. As used herein, the term "Cause" shall mean (i) conviction of the Executive of a felony; (ii) if Executive is not disabled (as defined below), a willful failure or refusal to substantially perform the duties and services specified herein for a period of not less than thirty (30) days, and after having been afforded (x) written notice of any alleged failure to substantially perform such duties and services and (y) a reasonable opportunity to cure any alleged failure; (iii) the commission by the Executive of fraud or theft against, or embezzlement from, the Company; or (iv) gross misconduct intentionally undertaken by the Executive that is demonstrably and materially injurious to the operations of the Company. For purposes of this section, no

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         act or failure to act on Executive's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose (after ten (10) days' prior written notice to the Executive of such meeting and the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting), of finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above in this Section 11(a) and specifying the particulars thereof in detail. As set forth more fully in Section 11(f) hereof, the "Date of Termination" shall be the date specified in the "Notice of Termination;" provided, however, that in the case of a termination for Cause under clause (ii) above, the Date of Termination shall not be earlier than 30 days after delivery of the Notice of Termination. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Company without Cause.

         (b) Termination By the Company For Disability: At the sole discretion of the Company's Board of Directors, Executive may be terminated if the Executive is disabled (as defined below) and shall have been absent from his duties with the Company on a full-time basis for

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         one hundred and twenty (120) consecutive days, and if within thirty
         (30) days after written Notice of Termination is given by the Company to the Executive, the Executive shall not have resumed the performance of his duties hereunder on a full-time basis. In this event, the date of termination shall be thirty (30) days after Notice of Termination is given by the Company (provided that the Executive shall not have returned to the full-time performance of his duties). As used herein, the term "disabled" shall mean that the Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his position.

         (c) Death: The Executive's employment shall terminate upon his death, and the date of his death shall be the Date of Termination for purposes of this Agreement.

         (d) Termination by the Executive for Good Reason: The Executive may terminate his employment hereunder for "Good Reason," provided that the Executive shall have delivered a Notice of Termination within ninety
         (90) days after the occurrence of the event of Good Reason giving rise to such termination. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following circumstances, without the Executive's express written consent, which are not remedied by the Company with thirty (30) days of receipt of the Executive's Notice of Termination:

                       (i) an assignment to the Executive of any duties
                   materially inconsistent with his positions, duties, responsibilities and status with the Company, or any material limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Section (3) hereof;

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
                       (ii) any removal of the Executive from, or any failure to
                   re-elect the Executive to, the positions specified in Section
                   (1) of this Agreement;

                       (iii) the change of the Executive's title as specified by
                   Section (1) of this Agreement;

                       (iv) the Company's requiring the Executive without his
                   written consent to be based at any office or location more than 75 miles commuting distance from the location as described in Section (4) of this Agreement;

                       (v) a reduction in the Executive's Base Salary or
                   Variable Compensation bonus opportunity as in effect from time to time, without his written consent;

                       (vi) the failure of the Company to continue in effect any
                   Benefit Plan that was in effect on the date hereof or provide the Executive with equivalent benefits, without his written consent;

                       (vii) the failure of the Company, within not more than
                   thirty (30) days after the Effective Date, to have the Executive duly elected as a member of its Board of Directors and to maintain the Executive in such position at all times thereafter, for so long as he shall serve as Chief Executive Officer of the Company;

                       (viii) any other material breach by the Company of this
                   Agreement;

                       (ix) a Change in Control;

                       (x) a failure of the Company to secure a written
                   assumption by any successor company as provided for in
                   Section 15(g) hereof; or

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                       (xi) the failure of the Company to secure, maintain,
                   renew or supplement the SRP LC (and any supplemental letter of credit) as provided for in Section 8(b)(iii) hereof. In the event of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, and shall be more than thirty (30) days after the Notice of Termination.

         In the event of a termination for Good Reason pursuant to Section 11(d)(xi) hereof, the Executive shall retain the right to draw on the SRP LC (and any supplemental letter of credit) as provided for in
         Section 8(b) hereof.

         (e) Other Terminations: Notwithstanding the foregoing, the Executive may terminate his employment at any time, subject to the provisions of Section (11)(f) hereof. If the Executive's employment is terminated hereunder for any reason other than as set forth in Sections
         (11)(a)-(11)(d) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

         (f) Notice of Termination: Any termination of the Executive's employment hereunder by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.


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12.      Compensation upon Termination or during Disability:

         (a) Disability Period. During any period during the Employment Term that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to (i) receive his full Base Salary and bonus otherwise payable for that period of the Employment Term including the Disability Period and (ii) participate in the Benefit Plans. Such payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, where such amounts were not previously applied to reduce any such payment.

         (b) Death. If the Executive's employment hereunder is terminated as a result of his death, then: (i) the Company shall pay the Executive's estate or designated beneficiary, as soon as practicable after the Date of Termination, a lump sum payment equal to (1) any Base Salary installments due in the month of death and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination,
         (2) a pro rata portion of any bonus owed to the Executive for that portion of the Employment Term through to the Date of Termination, and
         (3) the greater of (x) Base Salary payments otherwise payable for the remainder of the Employment Term or (y) two (2) times the average annual Base Salary paid to the Executive prior to his death (the payments provided for in subclauses (x) and (y) are the "Reduced Severance Benefits"), and (ii) the Initial Incentive Awards, Converted Incentive Awards, and all other Annual Incentive Awards granted to the Executive shall


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         immediately become fully vested as of the Date of Termination, subject to such exercise periods as shall be provided for under the terms of the initial grant.

         (c) Disability. If the Executive's employment hereunder is terminated as a result of Disability, then (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination (1) any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination, (2) a pro rata portion of any bonus owed to the Executive for that portion of the Employment Term through to the Date of Termination, and (3) the "Reduced Severance Benefits;" and (ii) the Initial Incentive Awards, Converted Incentive Awards, and all other Annual Incentive Awards granted to the Executive shall immediately become fully vested as of the Date of Termination, subject to such exercise periods as shall be provided for under the terms of the initial grant.

         (d) Termination for Cause or by the Executive other than for Good Reason. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive (other than for Good Reason), then (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination; and (ii) the Executive shall immediately forfeit any unvested CCL Career Shares. In the event of termination by the Company for Cause, the Executive shall have the right to exercise the vested unexercised portion of any Initial Incentive Awards, Converted Incentive Awards or any other Annual Incentive Awards prior to the Date of Termination, and the unexercised portion of any such awards shall be forfeited thereafter. In the event of termination by the Executive other than for Good Reason, the Executive shall have the


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         right to exercise the vested unexercised portion of any Initial
         Incentive Awards, Converted Incentive Awards or any other Annual Incentive Awards then held by the Executive for such period following the Date of Termination as shall be provided for under the terms of the initial grant, and the unexercised portion of any such awards shall be forfeited thereafter.

         (e) Termination by Company Without Cause or by Executive with Good
         Reason:

             Executive's employment may be terminated without Cause by the Company's Board of Directors (other than as a result of Disability) or by the Executive for Good Reason, provided that in such event:

                       (i) Executive shall be entitled to receive three (3)
                   years base salary (at the Executive's effective annual rate on the date of termination) to be paid in a lump-sum (net of appropriate withholdings) within sixty (60) days of the Date of Termination;

                       (ii) Executive shall be entitled to receive three (3)
                   years of his annual bonus award (defined to be three (3) times his most recent target incentive opportunity under the Variable Compensation plan times his annual base salary on the date of termination) to be paid in a lump sum (net of appropriate withholdings) within sixty (60) days of the Date of Termination;

                       (iii) Executive shall be entitled to continue
                   participation in the Company's health and benefit plans (to the extent allowable in accordance with the administrative provisions of those plans and applicable federal and state law) for a period of up to three (3) years or until Executive is covered by a successor employer's benefit plans, whichever is sooner;

                       (iv) The Initial Incentive Awards, Converted Incentive
                   Awards and any other Annual Incentive Awards granted to the Executive shall become vested and fully exercisable as of the Date of Termination; and

                       (v) In the event that the Executive receives any payment
                   or benefit (including but not limited to the payments or benefits pursuant to Section 12 of this Agreement (a "Payment") that is subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon thereafter as practicable, an additional amount (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax imposed upon the Payment and any federal, state and local income tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The determination of whether an Excise Tax is due in respect to any payment or benefit, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select the nationally recognized accounting firm to serve as the Auditor. Notwithstanding the Payment, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the tax counsel selected by the Auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the Excise Tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the Gross-up Payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the actual Excise Tax or such income tax is more or less than the amount used to calculate the Gross-Up Payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual Excise Tax or such income tax.

(f) Change in Control. For purposes of this Agreement, a "Change-in-Control" is defined to be:

                  (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becoming the beneficial owner, directly or indirectly, of Company securities representing 20% or more of the combined voting power of the Company's then outstanding securities; or

                  (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board as of the date of the Spin-off and any other Director elected to the Board with the consent of the Executive, provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

                  (iii) the Company's shareholders approve a merger (pursuant to which the Company is not the surviving entity), consolidation, sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation; provided that notwithstanding anything to the contrary in this subclause (iii), no such merger, consolidation or sale shall be deemed to constitute a "Change in Control" if such transaction or series of transactions required the Executive to be identified in any United States securities law filing as a person or a member of any group acquiring, holding or disposing of beneficial ownership of the Company's securities and/or assets and effecting a "Change in Control" as defined in this subclause (iii).

13. Arbitration: In the event of any difference of opinion or dispute between the Executive and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbiter in the city of New York, New York in accordance with the rules then in effect of the Commercial

         Arbitration Panel of the AMERICAN ARBITRATION ASSOCIATION, and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The costs of the arbitration shall be borne as determined by the arbitrator; provided, however, that if the Company's position is not substantially upheld, as determined by the arbitrator, the expenses of the Executive (including, without limitation, fees and expenses payable to the AAA and the arbitrator, fees and expenses payable to witnesses, including expert witnesses, fees and expenses payable to attorneys and other professionals, expenses of the Executive in attending the hearings, costs in connection with obtaining and presenting evidence and costs of the transcription of the proceedings), as determined by the arbitrator, shall be reimbursed to him by the Company.

14. Confidentiality: During the Employment Term, and except as otherwise required by law, the Executive shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information, which he shall have obtained during his employment by the Company and which shall not be generally known to or recognized by the general public. All information regarding or relating to any aspect of either the Company's business, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, or any other information acquired because of the Executive's employment by the Company, shall be conclusively presumed to be confidential; provided however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered information disclosed by the Company or any officer thereof to a third party without restrictions on the disclosure of such information. The Executive's obligations under this Section 14 shall be in addition to any other confidentiality or nondisclosure obligations of the Executive to the Company at law or under any other agreements.

15.      Other Matters:

         (a) Entire Agreement: This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof, and supersedes any previous agreements, commitments and understandings, written or oral, with respect to the matters provided herein. As used in this Agreement, terms such as "herein," "hereof," "hereto" and similar language shall be construed to refer to this entire instrument and not merely the paragraph or sentence in which they appear, unless so limited by express language.

         (b) Assignment: Except as set forth below, this Agreement and the rights and obligations contained herein shall not be assignable or otherwise transferable by either party to this Agreement without the prior written consent of the other party to this Agreement. Notwithstanding the foregoing, any amounts owing to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executor or administrator.

         (c) Notices: Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed to the Executive at his residence or to the Company at its usual place of business, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

         (d) Amendment/Waiver: No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and the Executive.

         (e) Applicable Law: This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State).

         (f) Severability: The Executive hereby expressly agrees that all of the covenants in this Agreement are reasonable and necessary in order to protect the Company and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

         (g) Successor of Interests: In the event the Company merges or consolidates with or into any other corporation or corporations, or sells or otherwise transfers substantially all of its assets to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and, prior to the consummation of any such event, the Company shall obtain the express written assumption of this Agreement by the other corporation (other than in the case of a merger after which the Company is the surviving entity). All references herein to the Company refer with equal force and effect to any corporate or other successor of the corporation that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

         (h) No Mitigation: The Executive shall not be required to mitigate amounts payable pursuant to Section (12) hereof by seeking other employment or otherwise.


16. Condition Subsequent: This Agreement shall be null and void and of no effect if the Spin-off is not consummated on or before March 1, 1997.

17. Indemnification: The Company shall indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of all his duties hereunder, including, without limitation, the right to be paid in advance by the Company for his expenses in defending a civil or criminal action, proceeding or investigation prior to the final disposition thereof. The Executive shall be insured under the Company's Directors' and Officers' Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section (17).

18. Authority: The execution, delivery and performance of this Agreement has been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its own behalf and has caused its corporate seal to be affixed, and the Executive has executed this Agreement on his own behalf intending to be legally bound, as of the date first written above.

                          CORNING CLINICAL LABORATORIES

                          By: /s/ Van C. Campbell
                             __________________________________
                             Van C. Campbell
                             Chairman CLSI

ATTEST:

/s/
-------------------------------
Secretary

                                            EXECUTIVE:

                                            /s/ Kenneth W. Freeman
                                            ------------------------------------
                                            Kenneth W. Freeman

                                     ANNEX A

                                CCL Career Shares
                                Vesting Schedule



                  1997                                     11,997
                  1998                                     22,766
                  1999                                     33,538
                  2000                                     44,310
                  2001                                     55,085